Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Ends Year with Strong Fourth Quarter and

Remains Optimistic for Fiscal 2012

Ankeny, IA, June 13, 2011—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported earnings for the fourth quarter and the fiscal year ended April 30, 2011. For the quarter, basic earnings per share were $0.60 compared to $0.43 for the same quarter a year ago. Year to date, basic earnings per share were $2.24 versus $2.30 for the same period last year. The year-end results include approximately $27.4 million in expenses pertaining to the Company’s recapitalization plan completed in the second quarter as well as the unsolicited hostile offer and related actions by Alimentation Couche-Tard Inc. Excluding this activity from both fiscal years, basic earnings per share would have been $2.65 and $2.38 for fiscal 2011 and 2010 respectively, and $0.60 and $0.51 for the 4th quarter of fiscal 2011 and 2010 respectively. “We are pleased with our ability to drive double digit gross profit increases across all of our major categories during the fourth quarter,” stated President and CEO Robert J. Myers. “Despite the challenges impacting our industry, we are optimistic about our ability to continue to drive shareholder value next fiscal year.”

Gasoline—The Company’s annual goal was to increase same-store gasoline gallons sold 1% with an average margin of 13.5 cents per gallon. For the quarter, same-store gallons sold were down 1.9%, adversely impacted by a 30% increase in retail gas prices during the same period. However, the strong gas margin environment continued in the fourth quarter resulting in an average margin of 15.6 cents per gallon. Same-store gallons sold for the year increased 1.6% with an average margin of 15.2 cents. “The favorable gasoline margin environment continued in the fourth quarter, resulting in a record gas margin for the fiscal year. We anticipate this favorable environment continuing into the first quarter of fiscal 2012,” said Myers. For the year, total gallons sold were up 8.6% to 1.4 billion, while gross profit dollars rose 19% from the prior year.

Grocery & Other Merchandise—Casey’s annual goal was to increase same-store sales 6% with an average margin of 33.9%. For the quarter, same-store sales rose 4.8% with an average margin of 32.1%. For the second consecutive quarter, the Company experienced double digit sales growth across all major areas of this category. As a result, total sales in the category were up 14% during the fourth quarter. “The margin was impacted by a competitive cigarette pricing environment and indirect commodity pressures,” said Myers. “Despite these adversities, we were able to drive gross profit 10.7% in this category during the quarter.” Total sales for the year are up 11.4% to $1.2 billion. Same-store sales for the year were up 4.6% with an average margin of 32.2%.

Prepared Food & Fountain—The goal for fiscal 2011 was to increase same-store sales 8% with an average margin of 63.1%. For the quarter, same-store sales were up 11.8% with an average margin of 60.2%, down in the same period a year ago primarily due to a rise in commodity costs throughout the category. Gross profit rose over 10% during the quarter primarily due to an increase in total sales of 17.5%. “The retail price increases taken earlier in the quarter along with the new store design and continued promotional activity are driving sales,” stated Myers. “Over the last five years same store sales increases have averaged 8.5% and we expect this strong performance to continue.” Same store sales for the year were up 7.7% with an average margin of 62.2%. Year to date, total sales were up 13.5% to $415.2 million compared to $365.8 million.

Operating Expenses—For the fiscal year, operating expenses increased 15.5% to $607.6 million. Excluding approximately $16 million in expenses related to the unsolicited hostile offer by Couche-Tard, expenses would have increased 12.4%. For the quarter, operating expenses were up 11.4% driven by a combined increase in credit card fees and fuel expense as well as operating more stores this quarter compared to the same period a year ago. “The higher retail gas price environment drove credit card fees to a record quarterly amount of over $18 million,” said Myers.

Expansion—The goal for fiscal 2011 was to increase the total number of stores 4-6%. For the year, the Company increased the store count nearly 7%, with 20 new store constructions and 89 acquired stores. “We are pleased with the recent acquisition environment and we have written agreements for an additional 33 locations,” said Myers. “In addition to unit growth, we replaced 15 stores and completed 120 major remodels.

Fiscal 2012 Goals—The corporate performance goals for fiscal 2012 are as follows:

•	Increase same-store gasoline gallons sold 1% with an average margin of 13.5 cents per gallon.

•	Increase same-store grocery and other merchandise sales 5.8% with an average margin of 32.8%.

•	Increase same-store prepared food and fountain sales 7.7% with an average margin of 61.8%.

•	Increase the total number of stores 4-6%.

Dividends—At its June meeting, the Board of Directors declared a quarterly dividend of $0.15 per share. The dividend is payable August 15, 2011 to shareholders of record on August 1, 2011.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except per share amounts)

	Three months ended April 30,		Year ended April 30,
	2011	2010	2011	2010
Total revenue	$1,549,495	$1,179,806	$5,635,240	$4,637,087
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,332,307	990,543	4,754,173	3,844,735

Gross profit	217,188	189,263	881,067	792,352
Operating expenses	150,473	135,037	607,628	526,291
Depreciation and amortization	21,982	18,700	82,355	73,546
Interest, net	8,867	2,774	28,497	10,933
Loss on early retirement of debt	—	—	11,350	—

Earnings before income taxes	35,866	32,752	151,237	181,582
Federal and state income taxes	13,096	10,817	56,614	64,620

Net earnings	$22,770	$21,935	$94,623	$116,962

Basic earnings per share	$.60	$.43	$2.24	$2.30
Weighted average shares outstanding	37,956	50,920	42,285	50,899

Diluted earnings per share	$.60	$.43	$2.22	$2.29

Weighted average shares outstanding	38,257	51,120	42,567	51,053

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	April 30, 2011	April 30, 2010
Assets
Current assets
Cash and cash equivalents	$59,572	$151,676
Receivables	20,154	12,111
Inventories	159,200	124,951
Prepaid expenses	1,180	1,129
Deferred income taxes	10,405	9,417
Income taxes receivable	43,376	10,801

Total current assets	293,887	310,085

Other assets, net of amortization	11,721	10,232
Goodwill	88,042	57,547
Property and equipment, net of accumulated depreciation of $777,342 at April 30, 2011, and of $706,994 at April 30, 2010	1,217,305	1,010,911

Total assets	$1,610,955	$1,388,775

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$600	$—
Current maturities of long-term debt	1,167	24,577
Accounts payable	215,675	145,334
Accrued expenses	77,058	70,975

Total current liabilities	294,500	240,886

Long-term debt, net of current maturities	678,680	154,754
Deferred income taxes	203,078	141,229
Deferred compensation	13,858	12,788
Other long-term liabilities	16,943	14,799

Total liabilities	1,207,059	564,456

Total shareholders’ equity	403,896	824,319

Total liabilities and shareholders’ equity	$1,610,955	$1,388,775

Sales and Gross Profit by Product

(Amounts in thousands)

Year ended 4/30/11	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total

Sales	$3,998,702	$1,195,613	$415,240	$25,685	$5,635,240
Gross profit	$212,038	$385,250	$258,151	$25,628	$881,067
Margin	5.3%	32.2%	62.2%	99.8%	15.6%

Gasoline gallons	1,394,457

Year ended 4/30/10

Sales	$3,177,490	$1,073,508	$365,793	$20,296	$4,637,087
Gross profit	$178,176	$360,432	$233,507	$20,237	$792,352
Margin	5.6%	33.6%	63.8%	99.7%	17.1%

Gasoline gallons	1,283,479

Gasoline Gallons

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2011	1.5%	3.6%	3.5%	-1.9%	1.6%
F2010	3.2	-0.7	-2.9	0.2	-0.1
F2009	0.5	0.2	2.1	1.2	1.0

Grocery & Other Merchandise

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2011	2.0%	6.9%	5.8%	4.8%	4.6%
F2010	6.4	1.9	1.7	3.1	3.3
F2009	4.7	4.9	6.5	8.0	5.9

Prepared Food & Fountain

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2011	2.4%	7.2%	10.5%	11.8%	7.7%
F2010	6.6	3.4	1.4	5.3	4.2
F2009	12.3	9.3	8.1	7.2	9.1

Gasoline Margin

(Cents per gallon, excluding credit card fees)

	Q1		Q2		Q3		Q4		Fiscal Year
F2011	16.4	¢	14.9	¢	13.9	¢	15.6	¢	15.2	¢
F2010	15.7		14.3		12.4		13.1		13.9
F2009	15.6		13.7		9.9		12.1		12.9

Grocery & Other Merchandise

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2011	32.8%	32.9%	30.9%	32.1%	32.2%
F2010	34.3	34.1	32.7	33.1	33.6
F2009	34.0	33.9	32.9	33.7	33.7

Prepared Food & Fountain

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2011	63.8%	62.7%	62.1%	60.2%	62.2%
F2010	63.8	64.6	62.8	64.1	63.8
F2009	60.5	60.6	61.8	62.7	61.4

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 14, 2011. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.